Exhibit 99.D.11

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 6th day of March 2018 by and between AdvisorShares Investments, LLC (the “Adviser”), a Delaware limited liability company with its principal place of business at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814, and Wilshire Associates Incorporated (the “Sub-Adviser”), a California corporation with its principal place of business at 1299 Ocean Avenue, Suite 700, Santa Monica, California 90401.

WHEREAS, AdvisorShares Trust (the “Trust”), a Delaware statutory trust, is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to an investment advisory agreement between the Adviser and the Trust, the Adviser acts as investment adviser to each series of the Trust set forth on Schedule A attached hereto (each a “Fund”), as such schedule may be amended by mutual agreement of the parties;

WHEREAS, the Adviser and the Sub-Adviser previously entered into (i) an investment sub-advisory agreement dated June 7, 2016, which terminated automatically upon its assignment on September 8, 2017, and (ii) an interim investment sub-advisory agreement dated September 8, 2017; and

WHEREAS, the Adviser, with the approval of the Trust, desires to continue to retain the Sub-Adviser to provide investment sub-advisory services in connection with the portfolio management of each Fund;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Duties of the Sub-Adviser. Subject to the oversight and supervision of the Adviser and the Trust’s Board of Trustees and consistent with its fiduciary duties to each Fund, the Sub-Adviser shall manage all of the securities and other assets of a Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time and provided to the Sub-Adviser in writing (referred to collectively as the “Prospectus”), and subject to the following:

(a)	The Sub-Adviser shall, subject to subparagraph (b), determine from time to time what Assets will be purchased, retained or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash.

(b)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein) and the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)	The Sub-Adviser shall determine the Assets to be purchased or sold by the Fund as provided in subparagraph (a) and will place orders with or through such issuers, brokers or dealers to carry out the policy with respect to brokerage set forth in the Fund’s Prospectus or as the Board of Trustees or the Adviser may direct in writing from time to time, in conformity with all federal securities laws. In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek, on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Trust’s Board of Trustees and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, the Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)	The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(1), (5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)	The Sub-Adviser shall provide the Fund’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser.

(f)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

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(g)	The Sub-Adviser shall be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Fund.

(h)	In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to any other series of the Trust or portfolio that is under common control with the Fund concerning the Assets, except as permitted by the policies and procedures of the Fund. The Sub-Adviser shall not provide investment advice with respect to any assets of the Fund other than the Assets. This limitation will not prohibit the Sub-Adviser from consulting with the Adviser.

(i)	On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

(j)	The Sub-Adviser shall furnish to the Adviser or the Board of Trustees such periodic, special reports, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

(k)	The Sub-Adviser shall furnish to the Adviser a monthly portfolio manager commentary within ten (10) business days of each month-end.

To the extent permitted by law, the services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s partners, officers, employees or control affiliates; provided, however, that the use of such mediums does not relieve the Sub-Adviser from any obligation or duty under this Agreement.

2.	Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund(s) pursuant to its investment advisory agreement with the Trust and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust (as defined herein), the Prospectus, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.	Exclusivity of Exchange-Traded Fund Investment Management Services. The investment management services provided by the Sub-Adviser under this Agreement with respect to managing an exchange-traded fund (“ETF”) of a substantially similar strategy are to be deemed exclusive and the Sub-Adviser shall not be free to render services to other substantially similar ETFs for a period of one (1) years following the date on which the Sub-Adviser ceases to provide such services to the Adviser and/or the Trust, unless the Sub-Adviser is terminated by the Adviser. The Adviser acknowledges that the Sub-Adviser may perform investment advisory services for various other non-ETF clients or ETFs of other strategies and, to the extent it is consistent with applicable law and the Sub-Adviser’s fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients that may differ from the advice given or the timing or nature of the action taken for the Fund.

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4.	Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies, or will make available upon request, of each of the following documents:

(a)	The Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b)	By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);

(c)	Prospectus of each Fund;

(d)	Resolutions of the Trust’s Board of Trustees approving the engagement of the Sub-Adviser as a sub-adviser to a Fund;

(e)	Resolutions, policies and procedures adopted by the Trust’s Board of Trustees with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;

(f)	A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust, or the principal underwriter; and

(g)	A list of each other investment sub-adviser to a Fund.

The Adviser shall promptly furnish the Sub-Adviser with copies of all amendments of or supplements to the foregoing. The Adviser will provide the Sub-Adviser with reasonable advance notice of, and the opportunity to comment on, any change in a Fund’s investment objectives, investment policy risks, and restrictions as stated in the Prospectus, or in any procedures and policies adopted by the Trust’s Board of Trustees that would significantly impact the Sub-Adviser’s management of the Fund. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The Adviser shall not, and shall not permit a Fund to use the Sub-Adviser’s name or make representations regarding the Sub-Adviser or its affiliates without the prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or a Fund is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser and the information is used (a) as required by applicable law, rule, or regulation, in the Prospectus or in Fund shareholder reports or proxy statements; (b) in Adviser communications; or (c) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.

5.	Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the annual rate specified in Schedule A attached hereto, as such schedule may be amended by mutual agreement of the parties. The fee will be calculated based on the average daily net asset value of the Assets under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Assets under the Sub-Adviser’s management equals zero. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

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Except for expenses assumed or agreed to be paid by the Sub-Adviser pursuant hereto, the Sub-Adviser shall not be liable for any costs or expenses of the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to a Fund, (c) custodian and administrative fees, and (d) accounting and legal expenses. The Sub-Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

6.	Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) (collectively, “Losses”) arising from the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to (i) any breach by the Adviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Sub-Adviser or the Trust, or the omission of such information, by the Adviser for use therein.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all Losses arising from the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to (i) any breach by the Sub-Adviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust, or the omission of such information, by the Sub-Adviser for use therein.

A party seeking indemnification hereunder (the “Indemnified Party”) will (i) provide prompt notice to the other of any claim (“Claim”) for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party will have the right at its own expense to participate in the defense of any Claim, but will not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification will not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

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No party will be liable to another party for consequential damages under any provision of this Agreement.

7.	Trust and Shareholder Liability. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement will be limited in all cases to the Trust and its assets, and if the liability relates to one series, the obligations hereunder will be limited to the respective assets of that series. The Sub-Adviser further agrees that it will not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a Fund, nor from the Trustees or any individual Trustee of the Trust.

8.	Representations and Warranties of Sub-Adviser and Adviser.

(a)	The Sub-Adviser represents and warrants to the Adviser and each Fund as follows:

(i)	The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

(ii)	The Sub-Adviser will immediately notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act;

(iii)	The Sub-Adviser is fully authorized under all applicable law to serve as an investment sub-adviser to each Fund and to perform the services described under this Agreement;

(iv)	The Sub-Adviser is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted;

(v)	The execution, delivery, and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency, or official is required on the part of the Sub-Adviser for the execution, delivery, and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule, or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree, or other instrument binding upon the Sub-Adviser;

(vi)	This Agreement is a valid and binding agreement of the Sub-Adviser;

(vii)	The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate and complete in all material respects as of its filing date, and does not omit any material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading;

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(viii)	The Sub-Adviser shall not divert any of the Fund’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company;

(ix)	The Sub-Adviser shall (i) not create marketing or other promotional material relating to the Fund without the prior express written consent of the Adviser, (ii) immediately discontinue use of any such material upon the request of the Adviser, and (iii) comply with all applicable rules of the Financial Industry Regulatory Authority in connection with such material; and

(x)	The Sub-Adviser understands the unique characteristics of the Fund as an actively managed exchange-traded fund (i.e., a novel investment vehicle in a limited market) and will use its best efforts to educate the investing public about the investment objectives and investment strategies of the Fund in an effort to expand the Fund’s shareholder base.

(b)	The Adviser represents and warrants to the Sub-Adviser as follows:

(i)	The Adviser is registered as an investment adviser under the Advisers Act;

(ii)	The Adviser will immediately notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act;

(iii)	The Adviser is fully authorized under all applicable law to serve as an investment adviser to the Fund(s) and to perform the services described under this Agreement;

(iv)	The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(v)	The execution, delivery, and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency, or official is required on the part of the Adviser for the execution, delivery, and performance by the Adviser of this Agreement, and the execution, delivery, and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule, or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree, or other instrument binding upon the Adviser; and

(vi)	This Agreement is a valid and binding agreement of the Adviser.

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9.	Duration and Termination.

(a)	Duration. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect with respect to a Fund unless it has first been approved by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for a period of two years from the date hereof, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board of Trustees or by the vote of a majority of a Fund’s outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Trust’s Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Trust’s Board of Trustees may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Trust’s Board of Trustees to evaluate the terms of this Agreement.

(b)	Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated with respect to a Fund at any time without payment of any penalty:

(i)	By vote of a majority of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund upon 60 days written notice to the Sub-Adviser;

(ii)	By the Adviser upon 60 days written notice to the Sub-Adviser;

(iii)	By the Adviser upon breach by the Sub-Adviser of any representation or warranty contained in Paragraphs 8 and 10 hereof, if such breach has not been cured within 20 days of the Sub-Adviser’s receipt of written notice of such breach;

(iv)	By the Adviser immediately upon written notice to the Sub-Adviser if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement; or

(v)	By the Sub-Adviser upon 90 days written notice to the Adviser and the Fund.

This Agreement shall terminate automatically and immediately in the event of its assignment or in the event that the Adviser no longer serves as investment adviser to the Trust. As used in this Paragraph 9, the terms “assignment”, “interested persons”, and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

10.	Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:

(a)	in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

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(b)	to the extent that the Sub-Adviser’s activities or services could affect a Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Fund and the Sub-Adviser (the policies and procedures referred to in this Paragraph 10(b), along with the policies and procedures referred to in Paragraph 10(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

11.	Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to a Fund and the actions of the Sub-Adviser and the Fund in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, a Fund, the Board of Trustees, or such persons as the Adviser may designate in connection with the Fund. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of investments which, on a temporary basis, may not be bought or sold for the Fund, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in a Fund shall be deemed proprietary information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents, and data relating to any of its responsibilities pursuant to this Agreement, including all means for the effecting of investment transactions.

12.	Reporting of Compliance Matters.

(a)	The Sub-Adviser shall promptly provide to the Trust’s Chief Compliance Officer (“CCO”) the following documents:

(i)	reasonable access, at the Sub-Adviser’s principal office or such other place as may be mutually agreed to by the parties, to all SEC examination correspondences, including correspondences regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues, or matters (such correspondences are commonly referred to as “deficiency letters”) relating to any aspect of the Sub-Adviser’s investment advisory business and the Sub-Adviser’s responses thereto; provided that the Sub-Adviser may redact from such correspondences client specific confidential information, material subject to the attorney-client privilege, and material non-public information, that the Sub-Adviser reasonably determines should not be disclosed to the Trust’s CCO;

(ii)	a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

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(iii)	on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;

(iv)	a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) that serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(v)	an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Paragraphs 8 and 10 of this Agreement.

(b)	The Sub-Adviser shall also provide the Trust’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities or personnel for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

13.	Use of Intellectual Property by the Sub-Adviser. The Adviser grants to the Sub-Adviser a sublicense to use the trademarks, service marks, logos, names, or any other proprietary designations of the Adviser (“AdvisorShares Marks”) on a non-exclusive basis and such usage shall be subject to the Adviser’s reasonable quality standards including trademark and copyright notifications. The Sub-Adviser will acquire no rights in the AdvisorShares Marks, and all goodwill of the AdvisorShares Marks shall inure to and remain with the Adviser. The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliates or use AdvisorShares Marks in offering, marketing or other promotional materials without the prior express written consent of the Adviser, which approval will not be unreasonably withheld or delayed, except as required by rule, regulation or upon the request of a governmental authority. Notwithstanding the foregoing, the Sub-Adviser and its affiliates may, without obtaining the Adviser’s prior approval, refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliates and use AdvisorShares Marks in offering, marketing or other promotional materials provided that such materials were previously approved by the Adviser and remain in substantially the same form.

14.	Use of Intellectual Property by the Adviser. The Sub-Adviser grants to the Adviser a sublicense to use the trademarks, service marks, logos, names, or any other proprietary designations of the Sub-Adviser (“Sub-Adviser Marks”) on a non-exclusive basis and such usage shall be subject to the Sub-Adviser’s reasonable quality standards including trademark and copyright notifications. The Adviser will acquire no rights in the Sub-Adviser Marks, and all goodwill of the Sub-Adviser Marks shall inure to and remain with the Sub-Adviser. The Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Sub-Adviser or any of their respective affiliates or use Sub-Adviser Marks in offering, marketing or other promotional materials without the prior express written consent of the Sub-Adviser, which approval will not be unreasonably withheld or delayed, except as required by rule, regulation or upon the request of a governmental authority. Notwithstanding the foregoing, the Adviser and its affiliates may, without obtaining the Sub-Adviser’s prior approval, refer directly or indirectly to its relationship with the Trust, the Fund, the Sub-Adviser or any of their respective affiliates and use Sub-Adviser Marks in offering, marketing or other promotional materials in any format provided that the information included in such materials is limited to the information previously provided by the Sub-Adviser to the Adviser.

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15.	Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

16.	Interpretation and Severability. Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17.	Notice. Any notice, advice, or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified, or overnight mail, postage prepaid and addressed by the party giving notice to the last address furnished by the other party:

To the Adviser at:	AdvisorShares Investments, LLC 4800 Montgomery Lane Suite 150 Bethesda, MD 20814 Attention: Legal Department

AdvisorShares Investments, LLC 4144 N. Central Expressway Suite 600 Dallas, TX 75204 Attention: Dan Ahrens

To the Sub-Adviser at:	Wilshire Associates Incorporated 1299 Ocean Avenue Suite 700 Santa Monica, CA 90401 Attention: General Counsel

18.	Non-Hire/Non-Solicitation. The Sub-Adviser hereby agrees that so long as the Sub-Adviser provides services to the Adviser or the Trust and for a period of one year following the date on which the Sub-Adviser ceases to provide services to the Adviser and/or the Trust, the Sub-Adviser shall not, for any reason, directly or indirectly, on its own behalf or on behalf of others, hire any person employed by the Adviser who becomes known to the Sub-Adviser in connection with this Agreement or services rendered pursuant to this Agreement, whether such person is a full-time employee or whether such person’s employment is pursuant to a written agreement or is at-will, or any former employee of the Adviser who has been separated from the Adviser for less than one year. The Sub-Adviser further agrees that, to the extent that the Sub-Adviser breaches the covenant described in this paragraph, the Adviser shall be entitled to pursue all appropriate remedies in law or equity.

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19.	Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

20.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

In the event the terms of this Agreement are applicable to more than one Fund, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of each Fund severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a schedule executed subsequent to the date first indicated above, provisions of such schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Paragraph 9 of this Agreement with respect to such Fund shall be the execution date of the relevant schedule.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

AdvisorShares Investments, LLC		Wilshire Associates Incorporated

By:	/s/ Dan Ahrens	By:	/s/ Jason Schwarz
	Dan Ahrens		Jason Schwarz
	Managing Director/COO		President

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Schedule A

to the

Investment Sub-Advisory Agreement

 dated March 6, 2018

between

AdvisorShares Investments, LLC

and

Wilshire Associates Incorporated

A.            List of Funds

AdvisorShares Wilshire Buyback ETF

B.            Sub-Advisory Fee

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser a fee for its services to the AdvisorShares Wilshire Buyback ETF calculated daily at an annual rate of 0.55% based on the average daily net assets of the Fund.

Agreed and Accepted:

AdvisorShares Investments, LLC		Wilshire Associates Incorporated

By:	/s/ Dan Ahrens	By:	/s/ Jason Schwarz
	Dan Ahrens		Jason Schwarz
	Managing Director/COO		President

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